AB Concentrated Growth Portfolio Form N-SAR




Exhibit 77K

On February 5, 2014, Ernst & Young LLP (EY) was selected as the Funds independent registered public accounting firm for the 2014 fiscal year. A majority of the Funds Board of Directors, including a majority of the Independent Directors, approved the appointment of EY. The predecessor independent registered public accounting firms reports on the Funds financial statements for each of the years ended December 31, 2013 and 2012 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal periods and through February 28, 2014, there were no disagreements between the Fund and the predecessor independent registered public accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which such disagreements, if not resolved to the satisfaction of the predecessor independent registered public accounting firm, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such periods.




Exhibit A to Exhibit 77K

August 25, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: W.P. Stewart & Co. Growth Fund, a series of the
Investment Managers Series Trust,
(Commission File Number 811-21719) the predecessor fund of AllianceBernstein Concentrated Growth Fund, a series of AllianceBernstein Cap Fund, Inc. (Commission File Number
811-01716)

Dear Sirs/Madams:
We have received a copy of, and are in agreement with, the statements being made by AllianceBernstein Concentrated
Growth Fund, pursuant to Item 304(a) of Regulation S-K in its Form N-SAR for the period ended June 30, 2014, captioned Change of Independent Registered Public
Accounting Firm. We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form N-SAR.

Sincerely,
/s/ Tait, Weller & Baker LLP